                                                                    EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)


InVision Technologies, Inc.
For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the six month periods ended June 30, 2002 and June 29, 2003


                                                                YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED
                                            --------------------------------------------------------------  -----------------------
                                                                                                             JUNE 30,     JUNE 29,
                                               1998         1999         2000         2001         2002        2002         2003
                                            ----------   ----------   ----------   ----------   ----------  ----------   ----------
                                                                       (in thousands, other than ratios)
Income (loss) before income taxes           $    9,137   $      450   $   (1,806)  $    2,952   $  132,168  $   21,022   $   71,644
Fixed charges                                    1,097          908          821          863          963         460          619
                                            ----------   ----------   ----------   ----------   ----------  ----------   ----------
   Earnings as adjusted for fixed charges   $   10,234   $    1,358   $     (985)  $    3,815   $  133,131  $   21,482   $   72,263
                                            ----------   ----------   ----------   ----------   ----------  ----------   ----------


Fixed charges:
  Interest expense                          $      390   $      227   $      195   $      289   $      399  $      210   $      145
  Interest within rental expense                   707          681          626          574          564         250          474
                                            ----------   ----------   ----------   ----------   ----------  ----------   ----------
   Total fixed charges                      $    1,097   $      908   $      821   $      863   $      963  $      460   $      619
                                            ----------   ----------   ----------   ----------   ----------  ----------   ----------

Ratio of earnings to fixed charges                9.33         1.50          --*         4.42       138.25       46.70       116.74
                                            ==========   ==========   ==========   ==========   ==========  ==========   ==========


* Earnings were not sufficient to cover fixed charges by $1.8 million for the year ended December 31, 2000.